                                INTERIM AGREEMENT

         This Interim Agreement is entered into by and among Winstar Wireless, Inc., Winstar Communications, Inc. and Williams Communications, LLC (f/k/a Williams Communications, Inc.) as of the Effective Date (as defined below).

         Subject to the approval of the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court"), Winstar Wireless, Inc. ("Wireless") and Winstar Communications, Inc. (together with Wireless, "Winstar") and Williams Communications, LLC (f/k/a Williams Communications, Inc.) ("Williams") hereby agree as follows:

1.       Definitions:

(a) "Long-Haul Agreement" shall mean the contract entitled "IRU Agreement Between Winstar Wireless, Inc. and Williams Communications, Inc. dated December 17, 1998 (Long-Haul)";

(b) "Clarification Agreement" shall mean the contract entitled "Clarification Agreement to IRU Agreement (Long-Haul) Between Winstar Wireless, Inc. and Williams Communications, Inc." dated as of December 17, 1998;

(c) "Modification Agreement" shall mean the contract entitled "Amendment to IRU Agreement (Long-Haul) Between Winstar Wireless, Inc. and Williams Communications, Inc." dated April 1, 1999;

(d) "IRU Agreements" shall mean the Long-Haul Agreement, the Clarification Agreement, the Modification Agreement, and any and all amendments to any and all of them;

(e)      "New IRU Agreement" shall have the meaning specified in Section 5;

(f) "Wireless IRU" shall mean the contract entitled "Wireless Fiber IRU Agreement By and Between Winstar Wireless, Inc. and Williams Communications, Inc." effective as of December 17, 1998;

(g) "DIP Credit Agreement" shall mean the Second Amended and Restated Senior Secured Super-Priority Debtor In Possession Credit Agreement dated as of July 9, 2001 among WCI Capital Corporation, a Delaware corporation and debtor and debtor-in-possession as the Borrower, Winstar Communications, Inc., a Delaware corporation and debtor and debtor-in-possession, the Subsidiary Guarantors from time to time parties thereto, each of the lenders (collectively, the "Lenders") and the letter of credit issuer (the "L/C Issuer") from time to time parties thereto, and Citicorp USA, Inc., as administrative agent for the Lenders and the L/C Issuer, The Bank of New York, as collateral agent for the Lenders and the L/C Issuer, and Salomon Smith Barney Inc., BNY Capital Markets, Inc., CIBC World Markets Corp., Credit Suisse First Boston and J.P. Morgan, a division of Chase Securities Inc., as co-syndication agents and co-documentation agents for the Lenders and the L/C Issuer;

(h)      "Effective Date" shall mean June 30, 2001;

(i) "Closing Date" shall mean the date no later than the second business day following the date of the entry of an Order of the Bankruptcy Court approving this Interim Agreement, or such other date as the parties hereto may mutually agree upon in writing;

(j) "Interim Period" shall mean the period on and from the Effective Date until the earliest to occur of (i) the New IRU Commencement Date, (ii) the date of termination of this Interim Agreement or of this Interim Period; (iii) the date on which Winstar's bankruptcy case is dismissed or converted to a Chapter 7 case; or (iv) if Wireless has not delivered to Williams a Notice of Election (as that term is defined in the Option Agreement) in respect of Option 2 (as that term is defined in the Option Agreement) one (1) day after the Deadline for Exercise (as that term is defined in the Option Agreement);

(k) "New IRU Commencement Date" shall have the meaning specified in the Option Agreement;

(l) "Standstill Agreement" shall mean the Standstill Agreement between Winstar Wireless, Inc., Winstar Communications, Inc. and Williams Communications, LLC dated May 8, 2001, as amended by the Amendment of Standstill Agreement dated June 6, 2001;

(m)      "Option Agreement" shall have the meaning specified in Section 5.

2. (a) This Interim Agreement shall be effective as of the Effective Date, provided, however, that if (a) the Bankruptcy Court enters an Order disallowing this Interim Agreement, or (b) on or before September 19, 2001 or such other date as the parties hereto may mutually agree upon in writing, (i) this Interim Agreement is not approved by Order of the Bankruptcy Court substantially in the form of Exhibit A hereto, and (ii) the Collateral Agent and the Administrative Agent (under, and as defined in the DIP Credit Agreement) shall not have provided their written consent to the provisions of Section 7(c) of this Interim Agreement in the form of Exhibit B hereto, this Interim Agreement shall be null and void ab initio. Simultaneously with the execution of this Interim Agreement, Winstar and Williams shall (x) duly execute an Amendment No. 2 of Standstill Agreement in the form of Exhibit C hereto, and (y) Winstar shall pay $1,384,615.00 to Williams by wire transfer of immediately available funds to the United States account designated by Williams in payment of amounts owed to Williams under the Standstill Agreement.

         (b) Williams agrees that it will not request, directly or indirectly, that Winstar's bankruptcy case be converted to a Chapter 7 case.

3. As and from the Closing Date, Winstar agrees that the IRU Agreements shall be deemed to have been terminated prior to the date on which Winstar filed its petition under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

4. On the Closing Date, Williams and Winstar shall each duly execute and deliver to the other a Mutual Release in the form of Exhibit D hereto, to be effective as of the Effective Date.

5. On the Closing Date, Williams and Wireless shall each duly execute and deliver to the other an Option Agreement (the "Option Agreement") in the form of Exhibit E hereto, and Williams shall duly execute and deliver to Wireless an IRU agreement (the "New IRU Agreement") in the form of Exhibit 1 to the Option Agreement.

6. (a) On the Closing Date, Williams and Wireless shall each duly execute and deliver to the other an agreement amending the Wireless IRU in the form of Exhibit F hereto.

         (b) Winstar agrees that assumption of the Wireless IRU is a condition precedent to the exercise of the option to enter the New IRU Agreement, as provided in the Option Agreement, provided that nothing in this Interim Agreement shall require Winstar to assume the Wireless IRU. In the event that Winstar rejects the Wireless IRU (i) Williams may terminate this Interim Agreement (A) on one-hundred twenty (120) days' prior written notice following the effective date of such rejection or, (B) if Winstar provides written notice to Williams within 10 days of the rejection of the Wireless IRU that it wishes to extend the interval between rejection of the Wireless IRU and termination of this Interim Agreement (the "One Year Notice"), for up to twelve (12) months' from the date of the rejection of the Wireless IRU, this Interim Agreement shall remain in effect for the time period requested in Winstar's One-Year Notice not to exceed twelve (12) months from the rejection of the Wireless IRU, provided that in the event Winstar provides the One Year Notice pursuant to this subparagraph (B), Winstar shall be obligated to make payments to Williams in accordance with the Interim Agreement without deferral, and (ii) Williams shall have an equivalent number of days following the effective date of such rejection to transfer its customers off the Wireless IRU as Winstar's interval between rejection of the Wireless IRU and termination of this


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









Interim Agreement.. (c) Winstar and Williams each agree that the execution and delivery of the Option Agreement is consideration for the other party to execute the amendment to the Wireless IRU, and the execution of the amendment to the Wireless IRU is consideration for the other party to execute the Option Agreement. Winstar and Williams further agree that, if the option under the Option Agreement is exercised, the Wireless IRU, as amended, and the New IRU Agreement are intended to be, and shall be treated for all purposes as, a single integrated agreement. Accordingly, in the event that Williams becomes the subject of a case under the United States Bankruptcy Code, Williams agrees that the Wireless IRU, as amended, and the New IRU Agreement shall be treated as a single integrated agreement for purposes of 11 U.S.C. 365.

7. During the Interim Period, Williams will provide services, capacity and fiber to Winstar equivalent to those proposed to be provided under the New IRU Agreement on the terms and conditions set forth in the New IRU Agreement, except as specifically provided below in this Section 7:

         (a) Winstar's purchase price for (i) international voice minutes for which Sprint is Williams's underlying carrier, (ii) Ancillary Services (as that term is defined in the New IRU Agreement, and (iii) domestic voice minutes for which Sprint is Williams's underlying carrier shall be the same price that Williams pays Sprint for those minutes or Ancillary Services (the "Pass-Through Price"). Winstar shall have one hundred twenty (120) days from the Effective Date of this Agreement to move this traffic to Sprint or any other carrier chosen by Winstar. Winstar shall be liable for any termination charges, if any, that Williams is required to pay to Sprint as a result of Winstar moving this traffic directly to Sprint. Williams will reasonably cooperate (without additional charge from Williams) in effectuating such movement, and at Winstar's request shall assign this traffic back to Winstar. In addition, Winstar will pay Williams for the Off-Net data circuits (from various identified vendors) set forth on Exhibit G hereto at the rates set forth on that Exhibit. Williams shall issue an invoice monthly for all amounts owing under this Section 7(a).

         (b)      All amounts stated on each monthly invoice issued pursuant to
                  Section 7(a) of this Interim Agreement are due and payable thirty (30) days after Winstar's receipt of the invoice by wire transfer of immediately available funds to the United States account designated by Williams, provided, however, that amounts owing for the month of July 2001 shall be due and payable two (2) business days after the later to occur of (i) Winstar having received funding pursuant to the DIP Credit Agreement, and (ii) the date of entry of an Order of the Bankruptcy Court approving this Interim Agreement, and provided, further that Winstar may withhold payment of any particular charges that Winstar disputes in good faith and for which it promptly gives written notice to Williams, stating the details of such dispute. Upon reasonable prior written notice, Williams will cooperate with Winstar in obtaining, auditing and challenging, as appropriate, in a timely manner, all statements for services provided by third-party vendors to Williams for which payments are required under Section 7(a) of this Interim Agreement.

         (c) Commencing after the Effective Date, Winstar will pay Williams $2,669,508.00 per month for all other services, capacity and fiber provided under this Interim Agreement (including On-Net services (as that term is defined in the New IRU Agreement)), provided, however, that this monthly payment does not include any charges for any circuits other than those circuits identified in Exhibit H hereto, and provided, further, however, that, until the Commitment Termination Date under the DIP Credit Agreement (which date shall not be extended with respect to Williams without the prior written consent of Williams), all such amounts owed (including this monthly payment) will be accrued and payment deferred until the Commitment Termination Date under the DIP Credit Agreement (the "Deferred Payments"), and provided, further, that the Deferred Payments shall be reduced prospectively to the extent that services, capacity and/or fiber provided by Williams are reduced at Winstar's request. The Deferred Payments will, as adequate protection pursuant to Bankruptcy Code section 363(e), be secured by the collateral under the DIP Credit Agreement (as defined therein, the "Collateral"). Williams will be entitled to liens in the Collateral that are pari passu with the liens granted in favor of the Collateral Agent (as defined in the DIP Credit Agreement), Williams shall be deemed to have the status of a Secured Party (under, and as defined in, the DIP Credit Agreement), and the obligations owing to Winstar in respect of the Deferred Payments shall be deemed to be Secured Obligations (under, and as defined in, the DIP Credit Agreement). As a consequence thereof, Williams is entitled to the benefit of the Collateral Agent's liens on the Collateral to secure the obligations owing to Williams in respect of the Deferred Payments (including interest thereon, which will accrue at the same rate at which interest accrues under the DIP Credit Agreement) on the same basis as the Lenders (or any other parties granted liens on a pari passu basis with the Lenders) are entitled to the benefit of such liens to secure their Secured Obligations. Williams shall not be entitled to the benefit of the Collateral Agent's liens on the Collateral for obligations other than the Deferred Payments as described in this Section 7(c). Williams hereby irrevocably appoints the Collateral Agent under the DIP Credit Agreement as its collateral agent on terms and conditions similar to the terms and conditions under which the Collateral Agent was appointed by the other Secured Parties pursuant to and in accordance with the DIP Credit Agreement, provided, however, that Williams shall not take any action, initiate any suit or proceeding, join with any creditor or party in interest in commencing, directly or indirectly, any proceeding to enforce any rights in respect of the Collateral, or demand or seek to compel the Collateral Agent take any action whatsoever in respect of the Collateral, except that Williams shall be entitled to receive its pro rata share of any payments (including, without limitation, any prepayments) made to the DIP Lenders in respect of principal or interest under the DIP Credit Agreement (including, without limitation, through the realization of the Collateral) and Williams shall, subject to the terms and conditions hereof, be able to take appropriate action to enforce or terminate its contractual rights against Winstar without it being deemed to be an action with respect to Collateral. Notwithstanding that Williams shall be deemed to have the status of a Secured Party for the limited purposes described herein, Williams shall not be deemed to be a "Lender" under the DIP Credit Agreement, and shall not have any rights of a Lender, other than those expressly set forth herein. All Deferred Payments shall be payable to Williams by wire transfer on the Commitment Termination Date under the DIP Credit Agreement.

         (d) Williams shall not be obligated to provide to Winstar during the Interim Period any additional services unless negotiated in advance and additional payment arrangements are agreed to in a writing executed by the parties.

8. The parties will work together to migrate off of Williams's network all long-distance services currently used by Winstar, including WorldCom, AT&T, and Williams. Williams will assist Winstar at no expense to Winstar with these migrations, provided, however, that any termination charges that Williams is required to pay to WorldCom or AT&T in connection with these migrations shall be paid by Winstar and are due and payable thirty (30) days after Winstar's receipt of the invoice by wire transfer of immediately available funds to the United States account designated by Williams.

9. The parties will work together to transfer the WorldCom Off-Net data circuits back to WorldCom and the payments set forth in Section 7(a) of this Interim Agreement shall be reduced by the costs that the parties allocate to WorldCom's circuits. If Winstar migrates off or otherwise terminates any other Off-Net data circuit set forth on Exhibit G, the rates set forth on Exhibit G shall be reduced by the costs that the parties allocate to such circuits, effective upon the date that Winstar migrates off or otherwise terminates such Off-Net data circuit. Winstar agrees that if Williams is required to pay any termination charges in connection with such transfers, then these termination charges shall be paid by Winstar and are due and payable thirty (30) days after Winstar's receipt of the invoice by wire transfer of immediately available funds to the United States account designated by Williams.

10. Immediately upon the entry of an Order of the Bankruptcy Court approving this Interim Agreement, Winstar's right to collocate its facilities in Williams' facilities in the cities listed below shall terminate. Williams will not charge Winstar any termination liability, and Winstar shall not be responsible for any costs in connection with these facilities as of the Effective Date. Winstar represents and warrants that it does not have equipment collocated in Williams facilities in the cities listed below.

Albany
Austin
Boston


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Buffalo
Chattanooga
Columbia, MO
El Paso
Hartford
Herndon
Louisville
Madison
Nashville
Oakland
Pittsburgh
Rochester
San Antonio
San Francisco
Springfield, IL
Springfield, MA
Syracuse
Tucson
Tulsa Warehouse
Worcester, MA

Winstar may terminate its right to collocate its facilities in Williams facilities in other cities on five (5) business days' written notice to Williams. Williams will not charge Winstar any termination liability in connection with such terminations, and Winstar shall not be responsible for any costs in connection with such facilities as of the date of such termination(s). Winstar will remove any equipment from such sites and entirely vacate such sites within sixty (60) days of the date of such termination(s).

11. If Winstar fails to make any payment due and payable under this Interim Agreement or materially defaults under this Interim Agreement, Williams may, on five (5) business days' written notice, terminate this Interim Agreement and stop providing services to Winstar under this Interim Agreement, provided, however, that Williams may not terminate this Interim Agreement or stop providing any services if Winstar cures such payment default or takes good faith action to cure such material non-payment default during such five (5) business day cure period.

12. The parties hereto agree that irreparable damage would occur in the event Sections 4, 5 or 6(a), (b) or (c) of this Interim Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

13. This Interim Agreement, and all matters arising out of or relating to this Agreement and all transactions and events contemplated thereby, shall be governed by, and construed, performed, and enforced in accordance with, the laws of the State of New York, without giving effect to its conflict of law rules.

14. No provision of this Interim Agreement can be changed, waived, discharged, or terminated except by an instrument in writing signed by the party to be charged and expressly referring to the provision of this Interim Agreement to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any obligation which is not expressly dealt with therein. No course of dealing or delay or omissions on the part of the parties in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

15. If any term or other provision of this Interim Agreement is invalid, illegal or incapable of being enforced by any law or public policy, subject to
Section 2 of this Interim Agreement, all other terms and provisions of this Interim Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Interim Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Interim Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the actions contemplated by this Interim Agreement are consummated as originally contemplated to the greatest extent possible.

16. All notices and other communications under this Interim Agreement shall be in writing and shall be sent in accordance with Section 19 of the New IRU Agreement, which shall apply to this Interim Agreement.

17. Winstar agrees to file a motion with the Bankruptcy Court to seek approval of this Interim Agreement no later than August 10, 2001, including seeking approval of Winstar's execution and delivery of the Mutual Release and Wireless's execution and delivery of the Option Agreement and option to enter into the New IRU Agreement on the terms and conditions set forth therein.

18. Winstar shall have the right to terminate the Interim Period or this Interim Agreement on thirty (30) days written notice to Williams, provided, however, that termination of the Interim Period or this Interim Agreement pursuant to this Section 18 or Sections 11 or 6(b) of this Interim Agreement or expiration of the Interim Period will not affect Williams' rights to collect all money that is due and owing to Williams by Winstar prior to such termination and will not affect Williams' rights under Section 7(c) of this Interim Agreement. It shall be Winstar's obligation to satisfy any regulatory notice requirements to its end users that arise from any such termination.

19. This Interim Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Interim Agreement, and supersedes all prior agreements, whether written or oral, with respect to that subject matter.




Winstar Wireless, Inc.


By:  /s/ C.Z. CZERNER
   --------------------------------

Title:  Senior VP-Corporate Dev
      -----------------------------

Date:   Aug. 15, 2001
     ------------------------------

Williams Communications, LLC

By:  /s/ C.Z. CZERNER
   --------------------------------

Title:  Senior VP-Corporate Dev
      -----------------------------

Date:   Aug. 15, 2001
     ------------------------------


Williams Communications, LLC.

By:  /s/ FRANK SEMPLE
   --------------------------------

Title:
      -----------------------------

Date:
     ------------------------------

                                 August 15, 2001




Williams Communication, LLC
One Williams Center
Suite 4100
Tulsa, Oklahoma 74172-0172
Attention:   Bryan J. Dancer


                     Amendment No. 2 of Standstill Agreement

Dear Sirs:

         This will confirm that Winstar Wireless, Inc. and Winstar Communications, Inc. (collectively, "Winstar") and Williams Communications, LLC (f/k/a Williams Communications, Inc.) ("Williams") hereby agree as follows:

1. The Standstill Agreement, dated as of May 8, 2001, between Winstar and Williams, as amended by letter agreement dated June 6, 2001 (the "Standstill Agreement"), shall be deemed to have been terminated at 11:59 p.m. on June 29, 2001; provided, however, that if either (a) the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") enters an Order disallowing the Interim Agreement between Winstar and Williams (the "Interim Agreement"), or (b) on or before September 19, 2001 or such other date as the parties hereto may mutually agree upon in writing. (i) the Interim Agreement is not approved by Order of the Bankruptcy Court substantially in the form of Exhibit A to the Interim Agreement, and (ii) the Collateral Agent and the Administrative Agent (under, and as defined in the DIP Credit Agreement) shall not have provided their written consent to the provisions of Section 7(c) of the Interim Agreement in the form of Exhibit B to the Interim Agreement (the earlier of the date on which either of the events specified in sub-paragraphs (a) and
(b) occurs being the "Drop Dead Date"), the parties agree that the Standstill Agreement shall not be deemed to have been so terminated and, notwithstanding
Section 1(f) of the Standstill Agreement, the Standstill Agreement shall be deemed to have continued to remain in full force and effect through 11:59 p.m. on June 29, 2001 to the Drop Dead Date, and therefrom shall continue to remain in full force and effect.

2. This Agreement, and all matters arising out of or relating to this Agreement and all transactions and events contemplated thereby, shall be governed by, and construed, performed and enforced in accordance with, the laws of the State of New York, without giving effect to its conflict of law rules.



Very truly yours,




WINSTAR COMMUNICATIONS, INC. AND WINSTAR WIRELESS, INC.

By: /s/ C. Z. CZERNER
   ----------------------------------
     C.Z. Czerner
     Senior Vice President -- Corporate Development

AGREED AND ACCEPTED
this 15 day of August, 2001:



WILLIAMS COMMUNICATIONS, LLC


By: /s/ BRYAN J. DANCER
   ----------------------------------
     Bryan J. Dancer
     Vice President Business Development



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